EXHIBIT 11

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                    COMPUTATION OF PER COMMON SHARE EARNINGS
                    (In Millions, Except Per Share Amounts)

                                           For the Three Months       For the Six Months
                                                   Ended                     Ended
                                          ----------------------     --------------------
                                           June 26,     June 27,     June 26,     June 27,
                                             1998         1997         1998         1997
                                           --------     --------     --------     --------
EARNINGS
Net earnings                                 $ 545        $ 481       $1,063        $ 947
Preferred stock dividends                      (10)          (9)         (19)         (20)
                                             -----        -----        -----        -----
Net earnings applicable to
  common stockholders                        $ 535        $ 472       $1,044        $ 927
                                             =====        =====        =====        =====

WEIGHTED-AVERAGE SHARES OUTSTANDING          346.3        329.9        343.4        330.5
                                             -----        -----        -----        -----

EFFECT OF DILUTIVE INSTRUMENTS
  Employee stock options                      33.3         25.5         31.1         28.2
  FCCAAP shares                               17.1         19.0         17.0         20.6
  Restricted units                             5.3          4.5          4.9          4.9
  ESPP shares                                    -            -           .1           .1
                                             -----        -----        -----        -----

  DILUTIVE POTENTIAL COMMON SHARES            55.7         49.0         53.1         53.8
                                             -----        -----        -----        -----

TOTAL WEIGHTED-AVERAGE DILUTED SHARES        402.0        378.9        396.5        384.3
                                             =====        =====        =====        =====

BASIC EARNINGS PER SHARE                     $1.55        $1.43        $3.04        $2.80
                                             =====        =====        =====        =====

DILUTED EARNINGS PER SHARE                   $1.33        $1.25        $2.63        $2.41
                                             =====        =====        =====        =====

Basic and diluted earnings per share are based on actual numbers before rounding.